UNITED STATES

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Perry Ellis International, Inc., a Florida corporation (“Perry Ellis” or the “Company”), is filing materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies from its shareholders in connection with its 2015 Annual Meeting of Shareholders scheduled to be held on Friday, July 17, 2015, at a time and location still to be determined, and at any and all adjournments, postponements or reschedulings thereof (the “2015 Annual Meeting”). Perry Ellis has not yet filed a preliminary or definitive proxy statement with the SEC in connection with its solicitation of proxies to be used at the 2015 Annual Meeting.

Transcript for Perry Ellis’ Investor Conference Call Held on May 14, 2015 to Discuss Perry Ellis’ First Quarter Fiscal 2016 Results

Attached hereto as Exhibit 1 is the transcript for Perry Ellis’ Investor Conference Call that was held on May 14, 2015 to discuss Perry Ellis’ reported results for the first quarter ended May 2, 2015 (“First Quarter Fiscal 2016”). The transcript for the First Quarter Fiscal 2016 conference call is being filed herewith because it comments on the potential solicitation of proxies from Perry Ellis’ shareholders by Legion Partners Holdings, LLC (“Legion”). Legion has previously announced that it intends to nominate three candidates to stand for election to Perry Ellis’ Board of Directors, and present two shareholder proposals, at the Company’s 2015 Annual Meeting.

Important Additional Information And Where To Find It

Perry Ellis, its directors and certain of its executive officers are deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the Company’s 2015 Annual Meeting of Shareholders. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise can be found in the Company’s proxy statement for its 2014 Annual Meeting of Shareholders, filed with the SEC on April 30, 2014. To the extent holdings of the Company’s securities have changed since the amounts set forth in the Company’s proxy statement for the 2014 Annual Meeting of Shareholders, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov. Perry Ellis intends to file a proxy statement and accompanying WHITE proxy card with the SEC in connection with the solicitation of proxies from Perry Ellis shareholders in connection with the matters to be considered at the Company’s 2015 Annual Meeting of Shareholders. Additional information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Company’s proxy statement for its 2015 Annual Meeting, including the schedules and appendices thereto. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED BY PERRY ELLIS WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain the Proxy Statement, any amendments or supplements to the Proxy Statement, the accompanying WHITE proxy card, and other documents filed by Perry Ellis with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of the Company’s corporate website at www.pery.com, by writing to the Company’s Corporate Secretary at Perry Ellis International, Inc., 3000 N.W. 107th Avenue, Miami, FL 33172, or by calling the Company’s Corporate Secretary at (305) 873-1245.

Exhibit 1

Transcript for Perry Ellis’ Investor Conference Call Held on

May 14, 2015 to Discuss Perry Ellis’ First Quarter 2016 Results

CORPORATE PARTICIPANTS

George Feldenkreis Perry Ellis International Inc - Chairman and CEO

Oscar Feldenkreis Perry Ellis International Inc - Vice Chairman, President and COO

Anita Britt Perry Ellis International Inc - CFO

CONFERENCE CALL PARTICIPANTS

Ed Yruma KeyBanc Capital Markets - Analyst

Eric Beder Wunderlich Securities, Inc. - Analyst

Unidentified Participant BofA Merrill Lynch - Analyst

PRESENTATION

Operator

Good morning, ladies and gentlemen, and welcome to Perry Ellis International’s FY16 first-quarter results conference call. Today’s conference is being recorded.

Before we begin, I would like to remind you that some of the comments made on the call, either as part of the prepared remarks or in response to your questions, may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such information is subject to risks and uncertainties as described in the press release and documents that we have filed with the SEC.

Joining us today for this call from Perry Ellis are George Feldenkreis, Chairman and Chief Executive Officer; Oscar Feldenkreis, Vice Chairman, President and Chief Operating Officer; and Anita Britt, Chief Financial Officer. I would now like to turn the call over to George Feldenkreis. Please go ahead.

George Feldenkreis - Perry Ellis International Inc - Chairman and CEO

Thank you and good morning. It is with great pleasure to announce to you today the great performance that the Company have delivered during Q1 of this fiscal year. First I want to acknowledge the significant progress that Perry Ellis has made to become one of the largest and most recognized branded lifestyle product companies in the industry.

Over the past few years the Board and Management team have worked tirelessly to execute a series of strategic initiatives to drive global growth, reduce costs and inventory and increase gross margins and operating margins. This has not been an easy process but we are now starting to see the results of all our hard work and determination.

I am pleased with the strong results we are announcing today. First-quarter sales were up by 4% to $266 million and adjusted profits went up 80% delivering an adjusted EPS of $0.99.

This quarter is the second biggest of record and the best that we have had in over three years. This is also the third consecutive quarter of improved earnings versus previous years. I am confident that we are pursuing the right strategy to enhance value for all shareholders.

In calendar 2012, three years ago, 11.4% of your Company’s revenues came from the private label business; 25% with private label and exclusive brand included. This quarter private label represented only 7% of our business. If you include [Akrusha] brand, it was 14%. The great result that we’re achieving now are based on the strength of our own brands, lifestyle brands rather than the strength of our customer brands. A company strengthens when it generates cash flow from its own brands.

In addition, our total shareholder return for FY15 increased 53%, which is significantly above the averages above the S& P apparel index at 4% and the NASDAQ at 14%. Everyone at Perry Ellis shares in this success and is committed to acting in the best interest of the Company and its shareholders. I’m confident in our future and I believe this is a truly great Company with even greater potential.

As you may know, an (inaudible) shareholder has given notice of intention to nominate director candidates. While I can’t talk at great length about why I’m confident that Perry Ellis is positioned to succeed due to the actions this Board of Management team have taken, I would say that is caution for another day and let our track record speak for itself.

Today’s call is being held to discuss and review our first-quarter earnings performance. However, personally, in the name of the Feldenkreis family, I want to state that all the lies and false allegations [ipped] at the family by a micro-entity in Los Angeles which have only [stuck] for all of 11 months and is desperate to raise once will be answered in due course.,

Since our IPO 22 years ago at an equivalent price of $5, considering all the splits, we have created shareholder value at as high as $32 a share a couple of years ago. We are striving, we are working very hard to get back there soon enough for the benefit of all stakeholders.

This quarter almost all business unit registered increased sales and profits. Especially we must mention the great job that our [gold] division has done as well as the Nike Swim and Laundry by Shelli Segal divisions. Perry Ellis and Original Penguins had a great quarter.

As I said, we’re back to growth. Our Company is running on eight cylinders and we still have a tremendous amount of opportunity that Oscar will detail shortly. We are strengthening our Nike relationship as our Nike business continues to grow as well as the rest of our branded businesses.

Going forward we have several very interesting initiatives in place, as well as the recognition by consumers of our brand. This is the result of the continued investment which we have made in marketing our brand by conventional media as well as through social media and feel that our efforts in marketing are continuing to show strong results.

On the international front, our total business grew by 6%. Callaway’s European sales continue to grow and Penguin and Farah are doing very well, not only in the UK but throughout the continent.

Penguin and Farah retail and e-commerce sites are doing much better now that the UK economy is doing better than a couple of years ago. In fact, Farah remained the number one of two menswear brand in [aces] and urban outfitters in the UK. We feel that we have tremendous opportunities in the national growth and are now implementing different programs that we’re sure will increase our sales significantly in Europe, Canada, and Mexico and other countries within the next couple of years.

Licensing continues to do well. Royalties increased by 10% from the $7.4 million last year to $8.2 million this quarter, and it continues to be an area of great opportunity, not only because of the new licenses that we are signing, but also as our brands do better in the United States our licenses do better in their own countries and elicit more interest from other parties to license our brands in other countries or for different product lines. This continues and will continue to be an area of growth.

We ended the quarter with 75 directly owned operated stores and 70 commerce sites. In the first quarter, our total direct-to-consumer business comped mid-single digits and e-commerce achieved gross 44% comp for the quarter.

We look at e-commerce as being one of the largest sources of our future growth because of how developed we are versus all the other levers we have to pull. We have developed a platform that marries content with product and helps us have very strong stories connected with our products which drives conversion and ultimately help drive sales.

We’re building sites brand by brand and country by country. We are focused most of our biggest brands and we have a lot of brands to us and a lot of countries to [add].

We’re also very happy to report about the fact that we have called back $100 million of our $150 million bond issue. This action will result in saving of close to $6 million annually.

This action was taken because of the excellent financial condition of your Company, the result of our strong cash position plus the fact that we have continued to lower our inventory while increasing our sales. For example, this quarter inventory was down from $177 million last year to $153 million this year, which represents a 14% decrease in inventory while we had a 4% increase in sales.

Regarding the apparel business in general, as reported, retail sales only grew by 0.2% in April compared to March by 1.1%. It should be noted that Easter week last year was April and this year it was March. In reality, both (inaudible) should be accounted for as one in order to reach accurate comp numbers. There is no question that there are quite a few changes affected consumer behaviors as it relates to apparel.

There is no doubt that more disposable income is now being spent on electronics, smartphones and electronic support services such as cable, Internet services, et cetera, especially by younger consumers. In addition, as Internet sales increase and foot traffic in brick-and-mortar locations is reduced, especially in weaker locations, the possibility of impulse sales have been considerably reduced.

Notwithstanding all of the above, sales of successful, well-managed retailer have continued to increase as much or more than the general economy. More than ever talented Management with vision and clear focus on changes that need to be made will be the key to our successful business. We feel we have the team to accomplish that.

We feel very strongly on the progress we’ve made and that we have brought. The Company currently is in great shape and poised for more growth. This momentum will all improve in the next few months as we continue to work on ways to streamline the organization and make it more agile to be more competitive in the future than it has ever been in the past.

Thank you for your patience, and I’ll pass to Oscar.

Oscar Feldenkreis - Perry Ellis International Inc - Vice Chairman, President and COO

Thank you, George. 2015 is off to a strong start and I would like to take you through our core global brands in some more detail. The Perry Ellis brand wholesale had a strong first quarter and sales grew plus 10% for the sportswear collection, driven by Linen, a strong and growing niche for our brand. And despite the delayed receipts from the port closures, we’re seeing positive sales trends on our spring product across the board.

Travel Luxe also continues to perform extremely well at retail due to the enhanced performance features across all the product categories. As we approach fall, Travel Luxe will remain a key initiative for the Perry Ellis brand and will grow to account for over 30% of the line. We will support the Travel Luxe initiative with compelling marketing campaigns both digital and traditional, in order to reinforce the value added we bring to the customer and expect Perry Ellis to capture additional whitespace in the zone.

In addition, we’re extremely excited for the Perry Ellis 360 at-leisure collection which launches in select stores for the holiday 2015 season. We recently concluded holiday market and received a positive reaction from our retail partners. As mentioned on the last call, Perry Ellis 360 is a more active sportswear line featuring new performance fabrics with features such as stretch wicking plus other performance features that will support a consumer’s growing active lifestyle.

As to Perry Ellis retail, the Perry Ellis direct-to-consumer business comped positively for the quarter and e-commerce was especially strong as we saw significant growth online for the branch dressy offering including suits and dress shirts. At the Perry Ellis retail stores we continue to focus on margin improvement which expanded in the first quarter. Our footwear and denim initiatives were solid performers as the business doubled across each product category.

Perry Ellis licensing. Complementing the strength of the Perry Ellis brand, in our direct business we saw a strong performance from the brand’s core licensing partnerships which increased 7% for the quarter. Perry Ellis footwear, eyewear and tailored all increased high double digits, while Perry Ellis luggage more than doubled its business. In addition, we saw gains across our franchise stores in Latin America and Asia.

Original Penguin US. Moving on to the Original Penguin, the brand also delivered outstanding performance with US growing high single digits during the first quarter after achieving double-digit growth for the prior year. Swim continues to be a strategic category for the brand and has become a year-around business. This has resulted in a strong halo effect as buyers are pairing our swim with T’s and tanks in order to build a stronger Swim presentation and an overall more robust lifestyle presentation for the brand.

We started to deliver our blue label collection this month at Saks which is an exclusive elevated collection for the brand. Illustrating the additional tiers of Original Penguin distribution, it’s able to capture market share. And in the US we continue our focus in our full-price stores where margins have improved nicely as we have intensified our accessories initiative and experienced stronger full- price sell-throughs.

In Europe, Original Penguin’s footprint continues to expand due to its consumers appeal. Original Penguin’s international wholesale business grew mid-single digits on a constant-currency basis.

We have been granted new space at the House of Fraser for a handful of mega shopping shops to showcase the full collection while continuing to expand other key international retail partners, including Galeries Lafayette, El Corte Ingles and [Korn].

The brands international direct-to-consumer performance was quite strong. We are moving the branch UK flagship store to a new location with stronger foot traffic. We also are preparing to launch in Q2 a euro-currency denominated website for the Original Penguin brand in order to facilitate a more seamless shopping experience for our consumers across the continent.

Licensing income for Original Penguin grew over 16% in the first quarter. Additionally this first quarter was a deal heavy for the brand as we signed three new partners including men’s sportswear in India as well as hosiery and dress shirts in Mexico. Our kids launch in the US and Europe are exceeding expectations and our franchise stores in the Philippines and Mexico are outperforming our forecast.

Moving on to Golf. For the first quarter was strong and we are very encouraged by the momentum of the business. Our recognizable portfolio of golf brand grew mid-single digits, despite the lingering cold weather throughout the first quarter.

Now that the weather has become more favorable, the vast majority of retail partners are reporting double-digit sell-throughs, increasing our spring season golf products. Additional areas of the first quarter strength included our Callaway direct-to-consumer platform which nearly tripled the size of its business, and Callaway Europe which grew over 60%. Both represent a fast-growing, profitable segment of our business.

Ben Hogan grew over 20% in the first quarter and we are also pleased with the brand’s performance at Walmart internationally. We continue to expand the brands presence in stores across Canada and Mexico and are excited about Walmart’s recent decision to acquire more retail space from Target in Canada. We expect to achieve strong double-digit growth for the spring 2016 in this territory.

In Jack Nicklaus, the label grew over 40% in the first quarter. The Golden Bear continues to make headlines since a hole-in-one he scored at the recent Masters and today his brand has reached over 400 doors.

Finally our golf team recently completed fall market and we expect further strengthening of business. This reflects our dominant position within the golf apparel and we are very encouraged by the innovation of new product in the pipeline for the fall and holiday season.

Consumers continue to respond positively to our new fabric development and infusion of technology across all of our golf product categories, including fabrics which stretch, new technology for bottoms that will be delivered in the fall season. This combined with our very effective marketing avenues has brought our golf lifestyle development to a whole new level. Our brands have a unique authenticity with an avid golfer worldwide who recognize that they can enjoy the sport in any season with our product offering.

Turning to women’s, Rafaella experienced solid performance across the retail department store accounts. Rafaella Sport continues to grow as well as the at-leisure inspired looks continue to resonate with the Rafaella consumer. We are capitalizing on the Jones New York’s departure from department stores to increase our real estate and we expect positive impacts on our business in the fall markets.

Retailers demonstrated their commitment to growing the Rafaella business and increasing its penetration per door. Performance at Rafaella’s newly launched shop doors have exceeded expectation and we plan to launch over 150 additional doors in the upcoming year across Lord & Taylor, Belk, Bon-Ton and Stage.

Fall market was a success where we introduced the brand’s Luxe assortment, a more fashionable, enhanced design collection at higher price points. This will be rolling out to shop-in-shop doors starting for fall 2015.

Finally we recently started to deliver our summer launch of Harper & Liv, our millennial plus-size line across 100 doors at Dillard’s. Additional accounts will be added for fall and we look forward to updating you on this initiative in the near future.

Turning to Laundry by Shelli Segal, Q1 sales grew close to 60% and the brand has a strong momentum heading into the next quarter as we’re seeing strong sell-throughs on our new spring deliveries. We’ve evolved the business substantially to accommodate our retail partners’ growing e-commerce business as the area now accounts for over 30% of total retail dress sales.

Laundry suits separates business continues to grow and in Q1 we doubled our door account. In August 2015, Laundry will be launching a premium dress line at Saks Fifth Avenue under the platinum brand, featuring an elevated dress assortment at a higher price points.

Finally the first quarter saw licensing income from Laundry grow over 50%, as contributions from licensees signed last year began to contribute. We also signed an eyewear partnership for Laundry this quarter, an important category as we develop our full lifestyle collection for Laundry, including the rollout of Laundry sportswear which will begin in spring 2016.

Nike. We are making progress on our Nike Swim business and are pleased with the initial performance in 2015. As we were able to grow sales by approximately 30% in the first quarter, retailers are experiencing enthusiasm for the brand and have placed immediate reorders. Early previews of next season’s product have been overwhelmingly positive and we’re expecting both store and category expansions with our retail partners while expanding the brand internationally following last quarter’s expansion of our partnership with Nike.

Finally, licensing had a strong quarter as it delivered a 10% increase in revenues over last year. The group executed seven new agreements and we’re especially pleased to execute our first agreement in India for Original Penguin. Business development for Perry Ellis in this important market is already underway.

In summary, 2015 is off to a great start. Our wholesale business in North America is demonstrating a year- around momentum with a lean inventories, very strong sell-through midway through the spring selling season and strengthened fall demand. Our direct-to-consumer business continues to improve, which demonstrates that this channel will become an increasingly important to Perry Ellis future growth.

Our international business continues to expand, underscoring our decision to invest in our European infrastructure and capitalize on the opportunities abroad. The pipeline for new licensing agreements in the second quarter is very robust and reflects the Company’s strength to build international licensing with activities in South America, Europe, Asia, and Africa and the Middle East. This is a testament to the global nature of our lifestyle brands where (technical difficulty) wide are eager to expand our lifestyle product across both men’s and women, giving us the confidence that we’re on track for a meaningful growth across all channels in 2015.

Our strong balance sheet continues to enable us to invest with confidence in our brands and in our global operations to support growth and profitability.

With that overview, I will turn the call over to Anita.

Anita Britt - Perry Ellis International Inc - CFO

Thank you, Oscar, and good morning, everyone. This morning we reported adjusted net earnings per share of $0.99 and revenues of $266 million for the first quarter. We were quite pleased with the strength in the quarter despite weak growth domestic product numbers that you heard last week. The fact that our core global businesses all registered increases in revenue and profitability indicates that our business strategies are indeed working effectively.

Also positively, we saw the dollar begin to stabilize during the quarter and more so at the end. On a constant currency basis, our international sales were impacted by $3 million for the quarter’ thereby international would’ve represented 12% of sales for the quarter.

Now looking at our revenues by segment. First revenue in our men’s sportswear and swim segment totaled $198 million, as compared to $195 million in prior year. We saw increases in Perry Ellis, Original Penguin and Golf which were partially offset in our [mitsyer] sportswear area as we reduced the penetration of our proprietary brands.

We were pleased with the momentum in our international businesses, as George and Oscar spoke to, as well across Original Penguin, Farah, Callaway and Ben Hogan. Revenue in our women’s sportswear segment totaled $39 million as compared to $34 million in prior years. We realized increases in both Laundry by Shelli Segal and Rafaella and were pleased with the performance at retail.

In our direct-to-consumer segment, total revenues were $21 million as compared to $20 million in prior year, reflecting a down 1.4% in comparable retail store sales and a 45% increase in comparable e-commerce sales for a 4.4% direct-to-consumer increase. Our focus on this segment is to drive improved profitability and we saw a 7% lift in retail comp margins.

Overall, EBITDA margin improved as well over prior year. Also important to note that month-to-date trends have strengthened from Q1 in our retail stores, with month—to-date comp in our retail stores up 8% and by 36% in e-commerce. We note that the business is responding strongly to our spring assortments, which hit our selling floors a few weeks late as a result of the port issue.

Licensing revenue totaled $8.2 million, an increase of 10% for the quarter. Driving the increase we saw approximately 2.5% of the increase added by the new licenses signed last year and the remainder of the increase driven by strong performance in our existing licensee base for our core brands.

Moving on to total Company results, we continue to make solid progress on our initiatives to grow gross margin, reduce SG&A and manage inventory. Beginning with gross margins, we continue to benefit from our focus and emphasis on higher-margin channels and geographies.

We drove 80 basis points of adjusted gross margin expansion 34.9% for the quarter. This expansion was achieved across our licensing and core domestic collections which establishes a strong start for the fiscal year. Gross margins were adjusted for the quarter for the exit of the elite component of our Nike license business, the liquidation of divested C&C California as well as the consolidation of our Beijing’s sourcing office.

Turning to SG& A, which totaled $69.6 for the quarter, this included $1.3 million in costs related to the consolidation of our New York office space and other exit cost. Adjusted SG& A for the quarter was $68.3 million or 25.6% of net revenues resulting in leverage of 125 basis points from last year’s comparable first quarter.

For the quarter we realized $2.3 million in cost savings composite and cost of goods and SG& A as a result of the initiatives that we implemented during late FY14 and FY15. The cost savings that we expect to drive further through FY16 initiatives includes consolidation of our foreign and corporate offices, supply chain initiatives and exit of lower-performing businesses should provide an incremental $5 million over the next year. A portion of the savings that we are realizing will be redeployed into growth in our international and direct-to-consumer platforms.

Turning to the balance sheet, our net debt position totaled $149.6 million reflecting a net debt to total capitalization of 32%, down compared to 35% for the prior-year quarter. Receivables totaled $181 million, barely even to prior year reflecting timely shipments throughout the quarter. Our receivables and aging are very strong and the health of our retail partners is solid.

Inventories for the quarter totaled $153 million, compared to $177 million. The goods are extremely current as evidenced by the position of our payables and we continue to be focused on our inventory turns on a go-forward basis.

Turning to our guidance for FY16, we are maintaining our topline revenue guidance range of $925 million to $935 million in total revenues. In looking at that by each of the business segments, we are maintaining our guidance consistent with the guidance that we provided on our prior call. We expect gross margins to expand to a range of 34.6% to 34.7% for the full year, an expansion of 50 to 60 basis points over the prior year.

On expenses, we expect expenses to represent approximately 28.5% of revenues for the year and this reflects the continued focus on cost reductions and rationalization as we have outlined. We expect our continued cost rationalization program will provide us with the ability to fund and cover increasing costs in people and infrastructure as well as determined investment in our core global brands.

As a result of our bond redemption that we spoke about earlier, we now expect interest to total $9.5 million to $10.5 million for the full year. As we look at our tax rate for the year, we see our effective tax rate at 25% based on the mix of our international and domestic business and we now expect our adjusted earnings per share for the full year to be in a range of $1.68 to $1 75. Looking at our second quarter, we are introducing adjusted earnings per share guidance in the range of a loss of $0.03 to breakeven, as compared to an adjusted loss of $0.08 in the prior year.

We see approximately $203 million in total revenues, gross margin expansion to a range of 35.1% to 35.2% as compared to 34.6% last year and expenses up slightly over prior year. As we continue to navigate FY16, we will continue to evaluate the return on each of our businesses.

We continue to reiterate our long-term goals. We’re acutely focused on achieving a 10% EBITDA margin and we’re confident that our strategic growth and profitability plans will continue to deliver the results necessary to create shareholder value.

We believe that we can achieve our EBITDA goal by FY19 by expanding our international business, our direct-to-consumer business, as well as our licensing business. We expect gross margins to expand to 38% and SG&A to represent 28% of our overall mix.

These are all critical to achieving our targets and we continue to execute on all aspects of our five-point plan by focusing on our core global brand. We are confident in our ability to achieve these results and drive greater profitability in FY16.

With that overview, I’ll now turn the call over to the operator for Q&A.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Ed Yruma with KeyBanc Capital Markets.

Ed Yruma - KeyBanc Capital Markets - Analyst

Thanks for taking my question. I guess just first, it seems like the department stores have been reporting kind of weak first quarters, some weakness in topline. I know you guys said you’ve seen an improvement in trend in your direct-to-consumer business. I guess any kind of view on a wholesale business and maybe tie that to any kind of residual impact from the port delays as it relates to markdowns.

Oscar Feldenkreis - Perry Ellis International Inc - Vice Chairman, President and COO

Good morning, Ed. Business, I would say that when we have to look at the business by segment, the men’s business as you heard from JCPenney, was very strong and I haven’t been able to read the transcripts from the other retailers, but men’s continues to do extremely well. Activewear is doing well; at-leisure still continues to be strong.

And our Golf business, which has basically kicked in, and as I mentioned, Nike Swim are all doing extremely well as a whole within the stores. Our retail business, as Anita mentioned, in the month of May we’re seeing comps up because we were late in getting goods into the stores due to the port disruption. So we were about three weeks late behind delivering product into our own PTC direct-to-consumer, and we’re starting to see a lot of the benefits now that the inventory, the new receipts are up to par this season.

In terms of the port disruption, we are managing our inventories to plan and in some cases we’re turning extremely stronger than anticipated. As I mentioned, Linen in Perry is doing extremely well. And in the golf world, our new spring receipts such as color blocks and new styles that we — in prints, for example, and jacquards in our golf business are doing extremely well. So overall we’re seeing a very positive trend out there.

Ed Yruma - KeyBanc Capital Markets - Analyst

Great. And two other quick housekeeping questions. First, I think the $0.14 number you’re trying to get us to back out from the continuing ops versus the GAAP is the largest it’s been in a while. I know you gave some of the puts and takes, but if you could kind of rank order kind of what was the biggest component to that?

And I guess, second, it’s not usual that I think your receivables are higher than your inventory level. I know you said they’re high quality, but was there anything in particular that drove the bigger spread between receivables and inventory this quarter?

Anita Britt - Perry Ellis International Inc - CFO

Yes, I think the spread that you’re seeing is the receivables are fairly flat, despite the increase in sales, so that correlation actually was very positive. I think the thing that you’re seeing on inventory is that we did a much, much better job flowing through first quarter on bringing inventory levels down even faster than anticipated. But that’s where you’re seeing the disconnect. I think it’s a very positive thing. And we’re comfortable with our inventory levels as we’re looking at plans for Q2 and early Q3.

On the adjustments, by and large the largest portions of the puts are the divested business of C&C. That was the loss on the divesture, the tax loss on the divesture and the liquidation of the remaining inventory as we move out of that business.

I also mentioned, as we renewed our Nike contract, we’re focusing on geographical expansion and expanding our domestic business. We did exit the elite portion of the business which was not profitable for us and not a focus on the go-forward.

So as we provided for the liquidation of that business, that was a portion. And then I would say the next largest component was the consolidation, the closure of our New York offices to focus on basically two locations. We have all of our men’s now in Hippodrome. We have all of our women’s over on 537th Avenue. So we did have some residual office space there. We’ve now closed that and we anticipate future savings from that as well as the consolidation of our Beijing sourcing office into our other existing offices. Those are by and large the biggest portion of the adjustments.

Ed Yruma - KeyBanc Capital Markets - Analyst

Got it. Thanks so much, guys.

Operator

Eric Beder with Wunderlich.

Eric Beder - Wunderlich Securities, Inc. - Analyst

Good morning; congratulations on a solid start for the year.

George Feldenkreis - Perry Ellis International Inc - Chairman and CEO

Thank you, Eric. Thank you.

Eric Beder - Wunderlich Securities, Inc. - Analyst

Could you talk a little bit about — I know private label has been materially reduced. Are the [term] private label contracts pretty much where you want them to be in terms of profitability? And longer-term, where should we think about the private label business?

Oscar Feldenkreis - Perry Ellis International Inc - Vice Chairman, President and COO

Our private label business that’s currently  -  that we operate currently today are very profitable and we don’t see any disruption or exiting of those programs. Those are service programs that we have been doing. They’re not fashion — we exited most of the fashion side of the private label side of it, so the private label that we’re currently doing today are legacy programs that we’ve been doing, I don’t know, for 15, 20 years. They were one-time deals or two-year deals that we have exited in the past that we’re currently exiting.

Eric Beder - Wunderlich Securities, Inc. - Analyst

Okay. And in terms of your own stores, are there any plans to open stores this year? How should we think about the growth of the fleet going forward?

Anita Britt - Perry Ellis International Inc - CFO

Our focus on the immediate year, we did open one store in the first quarter. We’ve got a couple targeted for this year. Our focus really for FY15 is to drive improved efficiencies of profitability in the store base that we have, both Perry Ellis and Original Penguin. And as you’ll recall, we transitioned Original Penguin middle of last year and consolidated it under our direct-to-consumer group. So they are still in the process of driving both store metrics operations as well as assortment mix within the stores.

So that’s the immediate focus. On a longer-term basis, we’ve mentioned direct-to-consumer represents about 10% of our business today. And we think over the next 3- to 4-year period it should represent closer to 14%. So we will open stores, but we will open them very diligently in areas that speak to our consumer and under metrics that work for us from a P&L perspective.

Eric Beder - Wunderlich Securities, Inc. - Analyst

Okay. And in terms of leverage, what is  -  you’re obviously generating, going to have a solid year. What is the use of free cash flow here for the Company? Buy back debt; buy back stock? What would you say the premier use is now?

Anita Britt - Perry Ellis International Inc - CFO

Immediately, as George talked about, we just did the redemption. So that’s certainly helped us from the mix of fixed, more flexibility under our revolver, but we still have $50 million of notes out there. So we don’t have any immediate thoughts for this year, but as we look forward, that is an option as well as we’re keeping our eyes open.

Nothing immediate on the slate but to the extent that there is an attractive complement to our business in product categories that we think could be further enhanced under our global brand, we’re certainly keeping an eye on that as well. And then we still have remaining availability under our share repurchase on a go-forward for use of free cash flow as well.

Eric Beder - Wunderlich Securities, Inc. - Analyst

Just to finish off that, what is the share count you’re expecting for this year?

Anita Britt - Perry Ellis International Inc - CFO

We’re expecting it in a range of [15.2 to 15.4]

Eric Beder - Wunderlich Securities, Inc. - Analyst

Great. Thank you.

Operator

(Operator Instructions)

Robert Ohmes with BoA ML

Unidentified Participant - BofA Merrill Lynch - Analyst

Good morning. This is Dan on for Robbie. Thanks for taking my question. Can you guys talk a little bit about what’s driving the performance of Ben Hogan at Walmart and how has that acquisition benefited you over the last couple of years?

Oscar Feldenkreis - Perry Ellis International Inc - Vice Chairman, President and COO

Well, we’re seeing Walmart has intensified the whole health and wellness business and especially on making a strong commitment to the whole at-leisure activewear business. So I think that halo effect and the in-store developments of what they’re doing has helped Ben Hogan as well as our product. We work very closely with Walmart in developing all of our business.

The acquisition has been a stellar acquisition. We acquired the brand 3.5 years ago. Very little business being done in the United States and today it’s a international and domestic brand with Walmart and there’s continuous growth.

We’re very excited about what’s going on in Canada and as well we started delivering now to the Walmart Europe as the stores. And the results have been strong and we feel that we can continue to show substantial growth with this partnership, as well as our partners that we have recently bind licensees, either domestically or internationally look to be doing extremely well also. So it’s been a win-win situation for us with the acquisition.

Unidentified Participant - BofA Merrill Lynch - Analyst

Thanks. And then do you do any business with Target and Costco? And if so, how are those brands performing?

Oscar Feldenkreis - Perry Ellis International Inc - Vice Chairman, President and COO

We don’t currently — we do not do business with Target or Costco. But I understand they’re doing extremely well and — at retail from what I see in terms of what their comp numbers are.

Unidentified Participant - BofA Merrill Lynch - Analyst

Got it. And then is Laundry a licensed brand? And then can you just talk about women’s in general and how — it looked like you drove solid growth in the first quarter with women’s. Can you talk about trends that you’re seeing? Thanks.

Oscar Feldenkreis - Perry Ellis International Inc - Vice Chairman, President and COO

We own the Laundry brand and we also license it. On the Laundry brand, the excitement has really — the brand is anchored by a big dress business. So our dress business has been very strong, as well as our — the dress side, the evening side, the social side, has seen a lot of strength. A lot of retailers have spoken about their dress department. We’ve heard about it’s been a strong initiative at Macy’s and a strong seller.

And for us, the product has done extremely well. We’ve expanded the brand to include a suit business and we have seen growth in that business as well. And we’ll continue to expand on the Laundry brand as we go into next year with a collection in sportswear which hopefully we’ll be able to start showing retailers and launching by first quarter of next year.

And the brand has strong momentum on licensing side, which we continuously increase the penetration of the brand by having strong licensing partners. Our outerwear licensee has done an exceptional job, as well as we just signed a new bedding partner and our girls’ dress licensee is doing well. We feel there’s still a tremendous amount of potential with the Laundry brand.

Unidentified Participant - BofA Merrill Lynch - Analyst

Got it. And just one more, if I may. You also called out linen with the Perry Ellis brand as strong. Can you talk about what trends you’re seeing there and what channels you sell the linen through? Thanks.

Oscar Feldenkreis - Perry Ellis International Inc - Vice Chairman, President and COO

Linen is an important fabric to the Perry Ellis Collection. We are the go-to vendor when it comes to linen, both in shirts and pants and jackets and any product category that we can actually make with linen. We do a great job in the 100% linen fabric and it’s been one of the strong mainstays for the brand. And it’s on a hot trend right now, so we feel that’s a continuous opportunity for us as the linen continues to trend extremely well at retail. And being that it’s nice and hot across the country, it even welcomes the opportunity further for the linen fabric.

Unidentified Participant - BofA Merrill Lynch - Analyst

Thank you.

Operator

At this time I’ll turn the call back over to George Feldenkreis for any additional or closing remarks.

George Feldenkreis - Perry Ellis International Inc - Chairman and CEO

Thank you. So as you heard today, we’re back on track for the future. But this quarter is clear proof of the truth of our hard work and all our shareholders and employees and associates. We have full confidence in the capacity of our people and organization to achieve what we set out to do years ago, making this Company a preeminent player in the apparel industry.

Thank you for your support, for your patience, and your interest in our Company. Have a good day.

Operator

Thank you. And that does conclude today’s conference. Thank you for your participation.

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